2909 Hillcroft, Suite 420

Houston, TX  77057

713-467-2222

NEWS RELEASE

November 18, 2015

Press Contacts:

Rhonda Little
Sales and Marketing Coordinator
Phone: 800-880-2212
Email: rlittle@hartmaninvestment.com

Hartman Short Term Income Properties XX, Inc. Board Reaffirms Closing Date and Commits to NAV Reporting

HOUSTON- Hartman Short Term Income Properties XX, Inc. (“Hartman XX” or “the Company”) a publicly registered, non-traded real estate investment trust, announced that its board of directors intends to discontinue its $219 million follow-on public offering on or before March 31, 2016. The Company has also committed to Net Asset Value reporting before it would otherwise be required to do so.

“We continue to be pleased with how our portfolio is performing. I am proud to announce that by March 31, 2016, we will be providing shareholders with an estimated value-per-share of our common stock in our 2015 annual report that will be based on the valuations of the company’s assets and liabilities in compliance with FINRA Notice 15-02,” said Al Hartman, CEO of Hartman XX.

Hartman XX’s objective is to acquire and operate a diverse portfolio of well-positioned, institutional-quality commercial real estate in targeted markets in Texas that have demonstrated high occupancy potential and income levels across market cycles. As of September 30, 2015, the Company had received approximately $117.5 million in gross offering proceeds and invested approximately $189.5 million in 15 properties containing a total of 2,395,910 square feet.

About Hartman Short Term Income Properties XX, Inc.

Hartman Short Term Income Properties XX Inc. is a Texas-centric REIT which owns fourteen properties in the Dallas/Ft. Worth, Houston, and San Antonio markets. For information regarding leasing space at a Hartman property, please contact Lynna Smith at 214-432-3704 in Dallas or Kat Morrison at 713-586-

2669 in Houston, and visit www.hi-reit.com. For additional information about Hartman XX, please visit www.HartmanREITs.com, call 800-880-2212, or contact Rick Vitale directly at 651-491-3693.

This release contains certain forward-looking statements. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “may” and “should” and their variations identify forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Hartman Short Term Income Properties XX, Inc.’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

Securities offered through D. H. Hill Securities, LLLP, Member FINRA/SIPC, 1543 Green Oak Place, Kingwood, TX 77339. (832) 644-1852.